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                                                                     Exhibit 99

                              [Company Letterhead]

March 25, 2002
Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, DC 20549

Re:     Confirmation of Arthur Andersen Representations

This letter confirms that Pemco Aviation Group, Inc. has received from Arthur Andersen LLP, the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10K to which this letter is filed as an exhibit, a representation letter addressed to the company stating that:

     . the audit for the year ended December 31, 2001 was subject to Andersens quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

     . that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct relevant portions of the audit.

Although the Andersen letter contains a representation as to the availability of personnel at foreign affiliates of Arthur Andersen to conduct relevant potions of the audit, the company has no foreign operations.

Sincerely

Pemco Aviation Group, Inc.

By: /S/ John R. Lee
    ---------------

John R. Lee
Sr. Vice President and
Chief Financial Officer